UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

April 30, 2026
Date of Report (date of earliest event reported)

Establishment Labs Holdings Inc.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-38593	98-1436377
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)
11401 Century Oaks Terrace Suite 400 Austin, Texas 78758
(Address of principal executive offices) (Zip Code)
+1 800 924-5072
(Registrant’s telephone number, including area code)
Building B23 and B25 Coyol Free Zone Alajuela Costa Rica
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Shares, No Par Value	ESTA	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2) of this chapter.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On April 30, 2026 (the “Closing Date”), Establishment Labs Holdings Inc. (the “Company”) entered into an Amended Credit Agreement and Guaranty (the “Credit Agreement”) together with certain of its subsidiaries party thereto as guarantors, the lenders from time to time party thereto (the “Lenders”), and Oaktree Fund Administration, LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), pursuant to which the Lenders agreed to make term loans to the Company in an aggregate principal amount of up to $300,000,000 (the “Term Loans”). The Credit Agreement amended and restated that certain Credit Agreement and Guaranty dated as of April, 26 2022 (as amended from time to time) (the “Prior Credit Agreement”), by and among the Company, its subsidiaries party thereto as guarantors, the lenders party thereto and Oaktree Fund Administration, LLC, as administrative agent. The proceeds of the Term Loans will be used for (a) repayment of outstanding indebtedness under the Prior Credit Agreement, and (b) other working capital and general corporate purposes, including the payment of fees and expenses associated with the Credit Agreement.
Pursuant to the terms of the Credit Agreement, the Term Loans will be advanced in two tranches. The first tranche (the “Tranche E Term Loan”) will be advanced in the amount of $265,000,000 on the Closing Date. The second tranche (the “Tranche F Term Loan”) in an amount up to $35,000,000 will be advanced upon the mutual consent of Lenders and the Company. The Term Loans will mature on April 30, 2031 (the “Maturity Date”). Approximately $259 million of the proceeds from the Tranche E Term Loan will be used to repay in full all outstanding obligations under the Prior Credit Agreement and transaction costs in connection with the Term Loans.
The Term Loans accrue interest at a rate equal to 8.75% per annum, subject to certain conditions. Accrued interest is due and payable in cash on the last business day of March, June, September, and December of each year, commencing on the first such date to occur after the Closing Date; provided, however, that prior to the first anniversary of the Closing Date, the Company may pay an amount of interest on the outstanding Term Loans corresponding to 25, 50, 75 or 100% of the interest rate in kind, subject to prior written notice delivered to the Administrative Agent. If the Company elects to pay up to 50% of the interest rate in kind for any period, the Company will incur a step-up of 0.375% for such period, which shall be payable in cash, and if the Company elects to pay more than 50% of the interest rate in kind for any period, the Company will incur a step-up of 0.500% for such period, which shall be payable in cash. Further, the applicable interest rate will step down by 0.25% upon the Company’s achieving a gross leverage ratio of less than 4.0 to 1.0.
Each of the Term Loans will be subject to original issue discount of 1% of the principal amount thereof upon the drawing of each applicable tranche. Upon any payment or prepayment in full or in part of the Term Loans, whether voluntary or involuntary, the Company is required to pay an exit fee equal to 1% of the principal amount of the Term Loan paid (the “Exit Fee”).
The Company may elect to prepay all or any portion of the amounts owed prior to the Maturity Date, provided that the Company provides notice to the Administrative Agent, the amount is not less than $5,000,000, and the amount is accompanied by all accrued and unpaid interest thereon through the date of prepayment, plus the applicable yield protection premium and the applicable Exit Fee.
Prepayments of the Terms Loans on or prior to the second anniversary of the funding date thereof will be accompanied by a yield protection premium equal to the present value of all interest that would have accrued on the principal amount prepaid through such date (discounted at the Treasury Rate plus 50 basis points), plus 2% of the principal amount so prepaid. Prepayments of the Term Loans after the second anniversary of the funding date thereof but on or prior to the third anniversary of such date will be accompanied by a yield protection premium equal to 2% of the principal amount so prepaid. No yield protection premium will be required for prepayments of the Term Loans made after the third anniversary of the funding date thereof.
Pursuant to the Credit Agreement, the obligations of the Company are guaranteed by its subsidiaries that are party thereto as guarantors.
The Credit Agreement contains customary affirmative and restrictive covenants and representations and warranties. The Company and its subsidiaries are bound by certain affirmative covenants setting forth actions that are required during the term of the Credit Agreement, including, without limitation, certain information delivery requirements, obligations to maintain certain insurance, and certain notice requirements. Additionally, the Company and its subsidiaries are bound by certain restrictive covenants setting forth actions that are not permitted to be taken during the term of the Credit Agreement without prior written consent, including, without limitation, incurring certain additional indebtedness, consummating certain mergers, acquisitions or other business combination transactions, or incurring any non- permitted lien or other encumbrance on the assets of the Company or any of its subsidiaries. The Credit Agreement also contains other customary provisions, such as confidentiality obligations and indemnification rights for the benefit of Lenders. The Credit Agreement contains financial covenants requiring (a) the Company to maintain minimum liquidity of at least $30,000,000 and (b) minimum gross sales of the Company and its subsidiaries for each consecutive 12-month period ending on the last day of each fiscal quarter in excess of an amount set forth in the Credit Agreement for such period. The Credit Agreement provides for a customary equity cure right in the event the Company fails to comply with the minimum gross sales covenant.
The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the Credit Agreement is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1
Credit Agreement and Guaranty, dated as of April 30, 2026, by and among Establishment Labs Holdings Inc., its subsidiaries party thereto as guarantors, the lenders from time to time party thereto, and Oaktree Fund Administration, LLC, as administrative agent for the lenders.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTABLISHMENT LABS HOLDINGS INC.

Dated:	April 30, 2026	By:	/s/ Cassandra "Sandra" Harris
		Name:	Cassandra "Sandra" Harris
		Title:	Chief Financial Officer